Exhibit 6.6

November 2, 2016

StartEngine Crowdfunding, Inc.

604 Arizona Avenue

Santa Monica, CA 90403

Miller Family Trust 1/2/96

c/o Ron Miller, as Trustee

1014 23rd St.

Santa Monica, CA 90403

Re:	Board Observer Rights

Dear Mr. Miller:

This letter agreement (the “Agreement”) will confirm our agreement of the following rights:

1.            Board Observer. In the event that Ron Miller no longer serves as a member of the Board of Directors (the “Board”) of StartEngine Crowdfunding, Inc. (the “Company”), the Company shall permit the Miller Family Trust 1/2/96 (the “Trust”) to appoint a representative (the “Representative”) to attend all meetings of the Board in a non-voting, observer capacity, and in this respect, shall give to the Representative copies of all notices, minutes, meeting materials and other documents it provides to its members of the Board at the same time and in the same manner as provided to such members (the “Board Materials”). Notwithstanding the foregoing, the Representative, and any other persons or entities with observation rights, may be excluded from access to any Board Materials or Board or committee meeting, or portion thereof, if the Board concludes that such exclusion (a) would adversely affect the attorneyclient privilege between the Company and its counsel or (b) is necessary to prevent the disclosure of trade secrets. In addition, the Board shall have the right to exclude the Representative from access to Board Materials or Board or committee meetings, or any portion thereof, if the Board concludes that the Trust has a material conflict of interest in the subject matter of such Board Materials or Board or committee meeting, or portion thereof, from which the Representative is excluded.

2.            Termination of Agreement. This Agreement shall terminate upon the earliest to occur of the following: (a) the date of the closing of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; or (b) such time as you directly or indirectly no longer hold at least 1,750,000 shares of Common Stock of the Company (as adjusted for any stock splits, reverse stock splits, stock dividends and similar recapitalization events).

3.            Confidentiality Obligations. Except as required pursuant to applicable legal, regulatory, governmental or administrative process or proceeding or agreed to by the Company, the Trust agrees to hold in confidence and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter. Confidential information does not include, however, information which (a) is or becomes generally available to the public other than as a result of disclosure by the Trust, (b) was available to the Trust on a non-confidential basis prior to its disclosure by the Company, or (c) becomes available to the Trust on a non-confidential basis from a source other than the Company. Notwithstanding the foregoing, the Trust may disclose confidential information to its attorneys and accountants, provided that prior to any disclosure of confidential information to such individual or entity the Trust shall inform such person that such information is confidential and direct such person to maintain the confidentiality of such information and provided that such attorneys and accountants described above are bound by confidentiality provisions at least as protective as the provisions hereof with respect to such confidential information As used herein, the term “person” shall be broadly interpreted to include, without limitation, any entity or individual

4.            Miscellaneous.

a.           This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

b.           This Agreement may not be amended or modified without the written consent of the Trust and the Company, nor shall any waiver be effective against any such party unless in writing and executed on behalf of such party.

c.           If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire agreement shall not be affected thereby.

d.           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Sincerely yours,

STARTENGINE CROWDFUNDING, INC.

By:	/s/ Howard Marks
Name:	Howard Marks
Title:	Executive Chairman

Acknowledge and Accepted:

MILLER FAMILY TRUST 1/2/96

By:	/s/ Ron Miller
Ron Miller, as Trustee

Name:	Ronald Miller

Title:	Trustee

Signature Page to Board Observer Letter